Exhibit 99.1

CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

BALTIC TRADING LIMITED ANNOUNCES
THIRD QUARTER FINANCIAL RESULTS

Declares $0.01 per Share Dividend for Q3 2012

New York, New York, October 31, 2012 – Baltic Trading Limited (NYSE:BALT) (“Baltic Trading” or the “Company”) today reported its financial results for the three and nine months ended September 30, 2012.

The following financial review discusses the results for the three and nine months ended September 30, 2012 and September 30, 2011.

Third Quarter 2012 and Year-to-Date Highlights

•	Declared a $0.01 per share dividend payable on or about November 21, 2012 to all shareholders of record as of November 14, 2012 based on Q3 2012 results;

•	Recorded a net loss of $4.8 million, or $0.22 basic and diluted net loss per share for the third quarter.

Financial Review: 2012 Third Quarter

The Company recorded a net loss for the third quarter of 2012 of $4.8 million, or $0.22 basic and diluted net loss per share. Comparatively, for the three months ended September 30, 2011, the Company recorded a net loss of $0.2 million, or $0.01 basic and diluted net loss per share.

EBITDA was $(31,000) for the three months ended September 30, 2012 versus $4.6 million for the three months ended September 30, 2011.

John C. Wobensmith, President and Chief Financial Officer, commented, “During the third quarter, we continued to implement our fleet deployment strategy that is designed to enhance our ability to drive future performance when the freight rate environment improves. We also maintained our focus on preserving a lean cost structure and a balance sheet with low debt. For the third quarter, we declared a dividend of $0.01 per share, representing our tenth consecutive dividend since going public in March 2010. Going forward, we plan to continue to employ our modern high-quality vessels on spot market-related contracts to earn rates closely correlated with the various Baltic Dry indices and maximize fleet utilization.”

Baltic Trading Limited’s revenues decreased to $6.3 million for the three months ended September 30, 2012 compared to $10.9 million for the three months ended September 30, 2011 due to lower spot market rates achieved by our vessels during the third quarter of 2012.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $7,193 per day for the three months ended September 30, 2012 as compared to $12,773 for the three months ended September 30, 2011. The decrease was due to lower spot rates achieved by the vessels in our fleet during the third quarter of 2012 versus the third quarter of 2011. Increased vessel supply coupled with negative sentiment on the rate of growth in emerging economies were the main contributors of reduced rates during the third quarter. The effect of these contributors was partially offset by record scrapping of older tonnage. Chinese iron ore restocking commencing at the end of September along with a reverse in sentiment appears to have led to a relative rate improvement with the BDI currently at 1,026.

Total operating expenses were $10.0 million for both the three months ended September 30, 2012 and September 30, 2011. Vessel operating expenses increased to $4.3 million from $4.0 million during the comparative period primarily due to higher expenses related to maintenance, lube consumption and purchases of stores and spare parts. General, administrative and technical management fees decreased to $1.1 million for the three months ended September 30, 2012 from $1.3 million for the three months ended September 30, 2011, primarily due to a decrease in non-cash compensation. Depreciation and amortization expenses were $3.7 million for both the third quarter of 2012 and 2011.

Daily vessel operating expenses, or DVOE, increased to $5,171 per vessel per day for the third quarter of 2012 from $4,888 per vessel per day for the same quarter last year, mainly due to higher expenses related to maintenance, lube consumption and purchases of stores and spare parts. We note that our third quarter of 2012 DVOE is below our budget set forth at the beginning of the year. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, we expect DVOE for the fourth quarter of 2012 to be $5,300 per vessel per day on a weighted average basis.

Financial Review: Nine Months Ended September 30, 2012

The Company recorded a net loss of $12.9 million or $0.58 basic and diluted net loss per share for the nine months ended September 30, 2012, compared to a net loss of $2.2 million or $0.10 basic and diluted net loss per share for the nine months ended September 30, 2011. Voyage revenues decreased to $20.2 million for the nine months ended September 30, 2012 compared to $30.4 million for the nine months ended September 30, 2011 due to lower spot market rates achieved by our vessels during the first nine months of 2012. EBITDA was $1.4 million for the nine months ended September 30, 2012 versus $12.1 million for the nine months ended September 30, 2011. TCE rates obtained by the Company decreased to $7,833 per day for the nine months ended September 30, 2012 from $12,246 per day for the nine months ended September 30, 2011 mainly due to lower rates achieved for our vessels during the first nine months of 2012 as compared to the prior year period. Total operating expenses were $29.9 million for the nine months ended September 30, 2012 compared to $29.2 million for the nine months ended September 30, 2011, and daily vessel operating expenses per vessel were $5,058 versus $4,784 in the comparative periods, mainly due to higher expenses related to crewing, maintenance and purchases of stores and spare parts.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the nine months ended September 30, 2012 and 2011 was $0.2 million and $9.6 million, respectively. The decrease in cash provided by operating activities was primarily a result of a recorded net loss of $12.9 million for the nine months ended September 30, 2012 compared to a net loss of $2.2 million for the nine months ended September 30, 2011. Lower net income was predominantly due to lower charter rates achieved in the first nine months of 2012 versus the prior year period for the vessels in our fleet.

Net cash used in investing activities was $5,000 for the nine months ended September 30, 2012 due to the purchase of other fixed assets. For the nine month period ended September 30, 2011, cash used in investing activities was $2.5 million and primarily related to the purchases of vessel related equipment.

Net cash used in financing activities for the nine months ended September 30, 2012 was $5.2 million, which consisted of cash dividends paid during the first nine months of the year. For the nine months ended September 30, 2011, cash used in financing activities was $7.6 million and primarily consisted of $7.5 million in cash dividends paid.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Our fleet consists of two Capesize, four Supramax, and three Handysize vessels with an aggregate capacity of approximately 672,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet.  None of our vessels were drydocked in the third quarter of 2012, and we do not currently expect any of our vessels to be drydocked during the remainder of 2012 and 2013.

Summary Consolidated Financial and Other Data

The following table summarizes Baltic Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues	$ 6,291	$ 10,898	$ 20,188	$ 30,355

Operating expenses:
Voyage expenses	254	183	686	(123)
Voyage expenses to parent	82	139	260	389
Vessel operating expenses	4,281	4,047	12,474	11,754
General, administrative and technical management fees	1,069	1,269	3,525	4,315
Management fees to parent	621	621	1,850	1,843
Depreciation	3,724	3,724	11,090	11,045
Total operating expenses	10,031	9,983	29,885	29,223

Operating (loss) income	(3,740)	915	(9,697)	1,132

Other (expense) income:
Other (expense) income	(15)	4	(22)	(31)
Interest income	1	1	4	5
Interest expense	(1,064)	(1,105)	(3,201)	(3,316)
Other expense, net:	(1,078)	(1,100)	(3,219)	(3,342)

Loss before income taxes	(4,818)	(185)	(12,916)	(2,210)
Income tax expense	(4)	(9)	(26)	(31)

Net loss	$ (4,822)	$ (194)	$ (12,942)	$ (2,241)

Net loss per share - basic	$ (0.22)	$ (0.01)	$ (0.58)	$ (0.10)

Net loss per share - diluted	$ (0.22)	$ (0.01)	$ (0.58)	$ (0.10)

Shares used in per share calculation - basic	22,283,338	22,128,088	22,245,624	22,093,593

Shares used in per share calculation - diluted	22,283,338	22,128,088	22,245,624	22,093,593

		September 30, 2012	December 31, 2011
BALANCE SHEET DATA:		(unaudited)
Cash		$ 3,261	$ 8,300
Current assets		7,032	12,420
Total assets		368,127	384,955
Current liabilities		2,060	2,102
Total long-term debt		101,250	101,250
Shareholders' equity		264,817	281,603

		Nine Months Ended
		September 30, 2012	September 30, 2011
		(unaudited)

Net cash provided by operating activities		$ 187	$ 9,609
Net cash used in investing activities		(5)	(2,516)
Net cash used in financing activities		(5,221)	(7,594)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	9	9	9	9
Average number of vessels (1)	9.0	9.0	9.0	9.0
Total ownership days for fleet (2)	828	828	2,466	2,457
Total available days for fleet (3)	828	828	2,457	2,457
Total operating days for fleet (4)	822	818	2,439	2,443
Fleet utilization (5)	99.2%	98.8%	99.3%	99.4%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$ 7,193	$ 12,773	$ 7,833	$ 12,246
Daily vessel operating expenses per vessel (7)	5,171	4,888	5,058	4,784

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net loss	$ (4,822)	$ (194)	$ (12,942)	$ (2,241)
+ Net interest expense	1,063	1,104	3,197	3,311
+ Depreciation	3,724	3,724	11,090	11,045
+ Taxes	4	9	26	31
EBITDA(8)	$ (31)	$ 4,643	$ 1,371	$ 12,146

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels between time charters. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses (including voyage expenses to Parent)) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.
(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.
(8)  EBITDA represents net (loss) income plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

Baltic Trading Limited’s Fleet

Baltic Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Baltic Trading Limited’s current fleet consists of two Capesize, four Supramax and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.

Our current fleet contains three groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of October 31, 2012, the average age of our current fleet was 2.8 years, as compared to the average age for the world fleet of approximately 10 years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Baltic Trading’s current fleet:

Vessel	Year Built	Charterer	Charter Expiration(1)	Employment Structure

Capesize Vessels
Baltic Bear	2010	Swissmarine Services S.A.	May 2013	101.5% of BCI (2)
Baltic Wolf	2010	Cargill International S.A.	May 2014	100% of BCI (3)
Supramax Vessels
Baltic Leopard	2009	Resource Marine PTE Ltd. (part of the Macquarie group of companies)	February 2014	95% of BSI (4)
Baltic Panther	2009	Klaveness Chartering	April 2013	95% of BSI (5)
Baltic Jaguar	2009	Resource Marine PTE Ltd. (part of the Macquarie group of companies)	April 2014	95% of BSI (6)
Baltic Cougar	2009	Bulk Marine	November 2012	$7,850 (7)
Handysize Vessels
Baltic Wind	2009	Cargill International S.A.	May 2013	115% of BHSI (8)
Baltic Cove	2010	Cargill International S.A.	February 2014	115% of BHSI (8)
Baltic Breeze	2010	Cargill International S.A.	July 2014	115% of BHSI (8)

(1)
The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2)
We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter at a rate based on 101.5% of the average of the daily rates of the Baltic Capesize Index (BCI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid in arrears net of a 6.25% brokerage commission which includes the 1.25% commission payable to Genco Shipping & Trading Limited.  The duration of the extension is 10.5 to 13.5 months.

(3)
We have agreed to an extension with Cargill International S.A. on a spot market-related time charter based on 100% of the average of the daily rates of the BCI, as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 5.00% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.  The duration of the spot market-related time charter is 21.5 to 26.5 months.  The extension began on August 15, 2012.

(4)
We have reached an agreement with Resource Marine PTE Ltd. on a spot market-related time charter for a minimum of 18.5 months to a maximum end date of May 30, 2014 based on 95% of the average of the daily rates of the Baltic Supramax Index (BSI), published by the Baltic Exchange, as reflected in daily reports except for the initial 65 days in which the vessel will earn a fixed rate of $4,000 per day.  Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.

(5)
We have reached an agreement with Klaveness Chartering on a spot market-related time charter based on 95% of the average of the daily rates of the BSI, as reflected in daily reports.  The duration is 22.5 to 25.5 months with hire paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.

(6)
We have reached an agreement with Resource Marine PTE Ltd. on a spot market-related time charter for a minimum of 20.5 months to a maximum end date of July 11, 2014 based on 95% of the average of the daily rates of the BSI, as reflected in daily reports, except for the initial 65 days in which the vessel will earn a fixed rate of $4,000 per day.  Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.

(7)
We have reached an agreement with Bulk Marine on a time charter for approximately 25 days at a rate of either $7,850 per day or $9,000 per day depending on whether the vessel redelivers to the east coast or west coast of India.  The rate has yet to be declared as charterers are to declare upon sailing from the vessel’s load port.  Hire is paid every 15 days in advance net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.  The vessel delivered to charters on October 12, 2012 after previously being fixed with D’Amico Dry Ltd. on a time charter at a rate of $6,500 per day.

(8)
The rate for each of these spot market-related time charters is based on 115% of the average of the daily rates of the Baltic Handysize Index (BHSI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in advance net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.

Dividend Announcement and Policy

The Company's Board of Directors declared a dividend for the third quarter of 2012 of $0.01 per share payable on or about November 21, 2012 to all shareholders of record as of November 14, 2012.  Our dividend policy is to pay a variable quarterly dividend equal to our Cash Available for Distribution, during the previous quarter, subject to any reserves our board of directors may from time to time determine are required. The application of the formula in our policy would not have resulted in a dividend for the third quarter of 2012.  However, our Board of Directors nonetheless determined to declare a $0.01 per share dividend after taking into account our cash flow and our liquidity and capital resources. Dividends will be paid equally on a per-share basis between our common stock and our Class B stock. Cash Available for Distribution represents our net income less cash expenditures for capital items related to our fleet, such as drydocking or special surveys, other than vessel acquisitions and related expenses, plus non-cash compensation. For purposes of calculating Cash Available for Distribution, we may disregard non-cash adjustments to our net income, such as those that would result from acquiring a vessel subject to a charter that was above or below market rates. We intend to pay dividends on a quarterly basis.

The declaration and payment of any dividend will be subject to the discretion of our board of directors. The timing and amount of dividend payments will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors.

About Baltic Trading Limited

Baltic Trading Limited is a drybulk company focused on the spot charter market. Baltic Trading transports iron ore, coal, grain, steel products and other drybulk cargoes along global shipping routes. Baltic Trading’s fleet consists of two Capesize, four Supramax and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.

Conference Call Announcement

Baltic Trading Limited announced that it will hold a conference call on Thursday, November 1, 2012 at 10:00 a.m. Eastern Time, to discuss its 2012 third quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.BalticTrading.com. To access the conference call, dial (888) 510-1786 or (719) 325-2464 and enter passcode 3425276.  A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 3425276. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines in demand or rates in the drybulk shipping industry; (ii) prolonged weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xii) the Company’s acquisition or disposition of vessels; (xiii) our ability to leverage Genco’s relationships and reputation in the shipping industry; (xiv) the completion of definitive documentation with respect to charters; (xv) charterers’ compliance with the terms of their charters in the current market environment; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.